Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated February 14, 2024 in connection with their beneficial ownership of Smart Global Holdings Inc. Each of Columbia Seligman Technology and Information Fund and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President, North America Head of Operations & Investor Services

Columbia Management Investment Advisers, LLC

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President, North America Head of Operations & Investor Services

Columbia Seligman Technology and Information Fund

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President & Chief Financial Officer